Exhibit 99.6

Teleflex to Acquire BIOTRONIK’s Vascular Intervention Business
Acquisition will further advance Teleflex’s Interventional portfolio with a differentiated global suite of coronary vascular and peripheral vascular intervention devices

WAYNE, Pa., February 27, 2025 – Teleflex Incorporated (NYSE:TFX), a leading global provider of medical technologies, today announced it has entered into a definitive agreement to acquire substantially all of the Vascular Intervention business of BIOTRONIK SE & Co. KG for an estimated cash payment on closing of approximately €760 million, less certain adjustments as provided in the purchase agreement including certain working capital not transferring and other customary adjustments. The acquisition is subject to customary closing conditions, including receipt of certain regulatory approvals, and is expected to be completed by the end of the third quarter of 2025.

The acquisition reflects Teleflex’s commitment to investing in the estimated $10 billion interventional cardiology and peripheral vascular market served by the Company’s portfolio post close.1,2 The acquired business will expand the Teleflex Interventional portfolio to include a broad suite of vascular intervention devices such as drug-coated balloons, drug-eluting stents, covered stents, balloon and self-expanding bare metal stents, and balloon catheters. In 2023, approximately 75% of the acquired revenues were generated by coronary interventions while the remaining approximately 25% were associated with peripheral interventional procedures.3

“We are excited to announce the acquisition of BIOTRONIK’s Vascular Intervention business, which we anticipate will significantly enhance our global presence in the cath lab, expand our suite of innovative technologies, and improve patient care” said Liam Kelly, Chairman, President and Chief Executive Officer of Teleflex. “We believe the acquisition will allow us to position this advanced coronary portfolio alongside our existing Interventional business and establish our global footprint in the fast-growing peripheral intervention market. In particular, the acquired coronary products will be highly complementary to our well-established complex percutaneous coronary intervention (PCI) platform and expand and enhance the legacy Interventional salesforce and offerings by combining existing Teleflex access products with the Vascular Intervention therapeutic devices. The acquired business is rooted in robust research and development, clinical expertise, and global manufacturing capabilities, which we believe will further bolster Teleflex’s innovation pipeline, and position the company to participate in the emerging potential for resorbable scaffold technologies. We believe the acquired business will be a meaningful contributor to our growth in the coming years, diversify our geographic revenue mix with 50% of the acquired revenues generated in EMEA3, and provide additional scale for investment into innovation.”

The acquired Vascular Intervention business consists of a comprehensive and differentiated portfolio for coronary and peripheral interventions performed in the cath lab and interventional radiology suites. In coronary vascular interventions, key products include the Pantera™ Lux™ Drug-Coated Balloon Catheter, the novel PK Papyrus™ Covered Coronary Stent for acute coronary artery
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perforations, and the Orsiro™ Mission Drug Eluting Stent, an ultrathin drug-eluting stent with differentiated clinical features. For peripheral interventions, the portfolio includes the Passeo™-18 Lux™ Peripheral Drug-Coated Balloon Catheter, Dynetic™-35 Balloon-Expandable Cobalt Chromium Stent, and the Pulsar™-18 T3 Self-Expanding 4F Stent.

The acquisition of the Vascular Intervention business will also allow Teleflex the opportunity to invest in and expand the clinical trial program for BIOTRONIK’s Freesolve™, a sirolimus-eluting Resorbable Metallic Scaffold (RMS) technology, including possible pursuit of the U.S. market. Freesolve™, which received its CE Mark in February 2024, is indicated in CE-mark accepting countries for de novo coronary artery lesions. The combination of temporary scaffolding with drug delivery is anticipated to address the current trend in interventional coronary and endovascular procedures toward leaving behind less permanent hardware. As demonstrated in the BIOMAG-I study, Freesolve™ RMS demonstrated resorption after 12 months, a target lesion failure rate comparable to contemporary drug-eluting stents, and no definite or probable scaffold thrombosis.4,5 The European pivotal BIOMAG-II study is now enrolling.

Teleflex’s established peer-to-peer education, patient outreach, and clinical platform for its existing Interventional business will be further leveraged by the acquired portfolio of coronary vascular and peripheral vascular intervention devices.

As the interventional cardiology and peripheral intervention markets grow on a global basis, Teleflex anticipates that this acquisition will enhance its offerings to cardiac and peripheral care specialists, while significantly advancing its corporate growth objectives.

Vascular Intervention Acquisition Financial Outlook
The acquired BIOTRONIK products delivered a constant currency revenue CAGR of 5.4% from 2022 to 2024. The acquired products are expected to generate approximately €91 million in revenues in the fourth quarter of 2025. Beginning in 2026, the BIOTRONIK acquisition is expected to deliver constant currency revenue growth of 6% or better.

Excluding non-recurring purchase accounting items and other acquisition and integration related costs, the transaction is expected to be approximately $0.10 accretive to the Company’s adjusted earnings per share in the first year of ownership from the date of close, and to be increasingly accretive, thereafter.

Teleflex plans to initially finance the acquisition through a new term loan and revolving borrowings under its existing senior credit facility and cash on hand.

Additionally, the Company entered into foreign exchange derivative contracts to economically hedge against the foreign currency exposure associated with the cash consideration needed to complete the acquisition.

Company To Host Conference Call
The Company will host a conference call to discuss its fourth quarter financial results and provide an operational update inclusive of the transaction at 8:00 a.m. ET on Thursday, February 27, 2025. To participate in the conference call, please utilize this link to pre-register and receive the dial-in
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information. The call can also be accessed through a live audio webcast on the company’s website, teleflex.com.

An audio replay of the call will be available beginning at 11:00 am Eastern Time on February 27, 2025, either on the Teleflex website or by telephone. The call can be accessed by dialing 1 800 770 2030 (U.S. and Canada) or 1 609 800 9909 (all other locations). The conference ID is 69028.

About Teleflex Incorporated
As a global provider of medical technologies, Teleflex is driven by our purpose to improve the health and quality of people’s lives. Through our vision to become the most trusted partner in healthcare, we offer a diverse portfolio with solutions in the therapy areas of anesthesia, emergency medicine, interventional cardiology and radiology, surgical, vascular access, and urology. We believe that the potential of great people, purpose driven innovation, and world-class products can shape the future direction of healthcare.

Teleflex is the home of Arrow™, Barrigel™, Deknatel™, LMA™, Pilling™, QuikClot™, Rüsch™, UroLift™ and Weck™ – trusted brands united by a common sense of purpose.

At Teleflex, we are empowering the future of healthcare. For more information, please visit teleflex.com.

Not all products may be available in all countries. The above-referenced drug-coated devices are not available in the United States and Japan.

References:

1.iData Research. (2023). Global Market Report Suite for Peripheral Vascular Devices: With Impact of COVID-19 (iDATA_GLPV24_MS).
2.iData Research. (2023). Global Market Report Suite for Interventional Cardiology Devices: With Impact of COVID-19 (iDATA_GLIC23_MS).
3.Based on BIOTRONIK 2023 actual net revenue at constant currency.
4.Seguchi M, Aytekin A, Xhepa E, Haude M, Wlodarczak A, van der Schaaf RJ, Torzewski J, Ferdinande B, Escaned J, Iglesias JF, Bennett J, Toth GG, Toelg R, Wiemer M, Olivecrona G, Vermeersch P, Waksman R, Garcia-Garcia HM, Joner M. Vascular response following implantation of the third-generation drug-eluting resorbable coronary magnesium scaffold: an intravascular imaging analysis of the BIOMAG-I first-in-human study. EuroIntervention. 2024 Sep 16;20(18):e1173-e1183. doi: 10.4244/EIJ-D-24-00055. PMID: 39279514; PMCID: PMC11384225. The study was sponsored by BIOTRONIK. M. Seguchi, M. Haude, J.F. Iglesias, J. Bennett, G.G. Toth, M. Wiemer, G. Olivecrona, R. Waksman, H.M. Garcia-Garcia, and M. Joner are paid consultants of BIOTRONIK.
5.Haude M, Wlodarczak A, van der Schaaf RJ, Torzewski J, Ferdinande B, Escaned J, Iglesias JF, Bennett J, Toth GG, Joner M, Toelg R, Wiemer M, Olivecrano G, Vermeersch P, Garcia-Garcia HM, Waksman R. A new resorbable magnesium scaffold for de novo coronary lesions (DREAMS 3): one-year results of the BIOMAG-I first-in-human study. EuroIntervention. 2023 Aug 7;19(5):e414-e422. doi: 10.4244/EIJ-D-23-00326. PMID: 37334655; PMCID: PMC10397670.

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Forward-Looking Statements
This press release contains forward-looking statements, including, but not limited to, statements about our proposed acquisition of the Vascular Intervention business, our and the Vascular Intervention business’s commercialized and pipeline products, and the Vascular Intervention business’s technology platform, including, in each case, their potential benefits, anticipated revenue contribution, anticipated financing, anticipated accretion and the anticipated timing of completion of the proposed acquisition. Actual results could differ materially from those in the forward-looking statements due to, among other things, the possibility that the acquisition does not close; unanticipated costs and length of time required to comply with legal requirements and regulatory approvals applicable to the transaction; unanticipated difficulties and expenditures in connection with integration programs; customer and shareholder reaction to the transaction; risks associated with the financing of the transaction; disruption from the transaction making it more difficult to maintain business and operational relationships; significant transaction costs; unknown liabilities; the risk of regulatory actions related to the proposed acquisition; changes in general and international economic conditions, including fluctuations in foreign currency exchange rates; and other factors described or incorporated in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2023.

CAUTION: Federal (USA) law restricts these devices for sale or use by or on the order of a physician.

Teleflex, the Teleflex logo, Arrow, Barrigel, Deknatel, LMA, Pilling, QuikClot, Titan SGS, Rüsch, UroLift and Weck are trademarks or registered trademarks of Teleflex Incorporated or its affiliates in the U.S. and/or other countries. Other names are the trademarks of their respective owners. Refer to the Instructions for Use for a complete listing of the indications, contraindications, warnings, and precautions. Information in this document is not a substitute for the product Instructions for Use. Not all products may be available in all countries. Please contact your local representative.

© 2025 Teleflex Incorporated. All rights reserved.

Contacts:
Teleflex
Lawrence Keusch
Vice President, Investor Relations and Strategy Development

investor.relations@teleflex.com
610-948-2836

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